CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30,2023, relating to the financial statements and financial highlights, which appears in Wilshire Private Assets Tender Fund’s (formerly, Delaware Wilshire Private Markets Tender Fund’s) Annual Report on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 13, 2024